Exhibit 10.1
RELEASE AGREEMENT
This Release Agreement (this “Agreement”) is entered by and between David Gandler (“Executive”) and FuboTV Inc. (formerly fuboTV Inc. and referred to in this Agreement as the “Company”), on this 9th day of July, 2026 (the “Effective Date”).
WHEREAS, Executive was employed by the Company, and Executive’s employment relationship with the Company ended on July 9, 2026 (the “Separation Date”);
WHEREAS, Executive is a party to an Employment Agreement with the Company, dated May 4, 2023 (the “Employment Agreement”), an At-Will Employment, Confidential Information and Invention Agreement, dated as of January 21, 2020 (the “Confidentiality Agreement”), an Indemnification Agreement, dated as of November 6, 2025 (the “Indemnification Agreement”), and a letter agreement dated as of October 28, 2023 (the “Retention Agreement”);
WHEREAS, a Change in Control (as defined in the Employment Agreement) of the Company occurred on October 29, 2025; and
WHEREAS, the Company and Executive (the “Parties”) desire to enter into this Agreement on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Agreement, Executive and the Company agree as follows:
1.Payment of Compensation. Executive hereby confirms that, effective as of the Separation Date, he ceased to serve in any and all positions he held with the Company and any of its Affiliates (as defined below). For the avoidance of doubt, Executive hereby confirms his resignation from all offices and any directorships held with the Company and any of its affiliates effective as of the Separation Date, including his position as a member of the Board of Directors of the Company. Executive agrees that as of the Effective Date, other than the payments described in this Agreement, he has been paid all compensation and benefits due from the Company and each of its Affiliates (as such term is defined below) (including, but not limited to, accrued vacation, salary, bonus, incentive, and other wages), and that all payments due to Executive from the Company or any of its Affiliates after the Separation Date shall be determined under this Agreement. Executive further agrees that as of the Effective Date, he has submitted for reimbursement all reimbursable business expenses. As used in this Agreement: (i) the term “Affiliate” means a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company; (ii) the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person; and (iii) the term “person” shall be construed broadly and includes, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
2.Severance Payments and Benefits. Provided that Executive signs this Agreement and returns it to the Company on or before the twenty-first (21st) day following the Separation Date and does not revoke it (in whole or in part), and that Executive complies with all terms of this Agreement, Executive shall be entitled to the severance benefits provided for in Section 4(c) of the Employment Agreement and the award agreements governing Executive’s equity and equity-based awards that are outstanding as of the Separation Date (the “Award Agreements”) as well as a Pro-Rated Bonus (as defined below). For clarity, the severance benefits provided for in

Section 4(c) of the Employment Agreement, the Award Agreements and the Pro-Rated Bonus consist of the following:
•a total cash payment of $3,150,000 pursuant to Section 4(c)(i) of the Employment Agreement (reflecting two times Executive’s annual base salary from the Company as in effect on the Separation Date) to be paid in a single lump sum as provided in Sections 4(c)(i) and 8(m) of the Employment Agreement;
•a total cash payment of $3,780,000 pursuant to Section 4(c)(ii) of the Employment Agreement (reflecting two times Executive’s target annual bonus from the Company as in effect on the Separation Date) to be paid in a single lump sum as provided in Sections 4(c)(ii) and 8(m) of the Employment Agreement;
•a total cash payment of $1,460,219, representing Executive’s pro-rated target bonus for the fiscal year in which the Separation Date occurred, to be paid in a single lump sum on or as soon as administratively practical following the sixtieth (60th) day following the Separation Date (the “Pro-Rated Bonus”);
•the benefits provided in Section 4(b)(iii) of the Employment Agreement (COBRA reimbursement); and
•Executive’s equity and equity-based awards granted by the Company that vest based solely on the passage of time (including awards that, at grant, included performance-based vesting conditions but now vest based solely on the passage of time), to the extent such awards were outstanding and otherwise unvested on the Separation Date (and based on the number of shares subject to such awards as of the Separation Date, giving effect to any applicable past performance-based vesting conditions applicable to such awards) as well as any performance-based equity and equity-based awards that vest on an accelerated basis in accordance with the terms of the applicable Award Agreements as a result of Executive’s termination without Cause (as defined in the Employment Agreement) shall be fully vested as of the Separation Date. The number of shares of Company common stock subject to Executive’s outstanding equity and equity-based awards as of the Separation Date (the “Outstanding Equity-Based Awards”), and the number of shares of Company common stock subject to acceleration as of the Separation Date pursuant to this Agreement and the terms of such equity and equity-based awards, is set forth in Exhibit A hereto.
As provided in the Employment Agreement, the foregoing payments and benefits remain subject to Section 7 of the Employment Agreement (Parachute Payments) and Section 8(l) of the Employment Agreement (Withholding). The Pro-Rated Bonus is also subject to Section 7 of the Employment Agreement and Section 8(l) of the Employment Agreement.
3.Release of Claims. Executive, on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby fully and forever releases the Company, Hulu, LLC, and each of their respective divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from, and agrees not to sue concerning, or in any manner institute, prosecute or pursue, or cause to be instituted, prosecuted, or pursued, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any acts or omissions that have occurred up until and including the date and time that Executive signs the Agreement (collectively, “Claims”), including, without limitation, (a) any and all Claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship; (b) any and all Claims for violation of any federal, state or municipal law, constitution, regulation, ordinance or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the federal Family Medical Leave Act; the New York State Human Rights/Executive Laws; the New York Labor Law; the New York Civil Rights Law; the New York Paid Family Leave Law; the New York City Human Rights Law; the New York City Administrative Code; and all amendments to each such law; (c) any and all Claims for any wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract, both express and implied (including but not limited to Claims arising out of the Employment Agreement), breach of covenant of good faith and fair dealing, both express and implied, promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, personal injury, invasion of privacy, false imprisonment, and conversion; (d) any and all Claims for wages, benefits, severance, vacation, bonuses, commissions, equity, expense reimbursements, or other compensation or benefits, but excluding the payment of any accrued but unpaid salary for the current pay period or accrued but unpaid paid time off to the extent earned prior to the Separation Date; (e) any and all Claims in connection with the Change of Control; and (f) any and all Claims for attorneys’ fees, costs and/or penalties; provided, however, that the foregoing release does not release, waive, relinquish, diminish, or in any way affect any rights or claims related to any of the following: (1) this Agreement; (2) any right to indemnification (and advancement of expenses, if applicable) that Executive may have pursuant to applicable law, the Company’s bylaws, its corporate charter, under the Indemnification Agreement or under the business combination agreement that resulted in the Change in Control of the Company that occurred on October 29, 2025, with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries (including, for purposes of clarity, any rights Executive may have pursuant to Section 8(o) of the Employment Agreement); (3) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (4) any rights to continued medical and dental coverage that Executive may have under COBRA; or (5) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Executive does waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any claim released pursuant to this Agreement. For clarity, and as required by law, such waiver does not prevent Executive from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.
4.Waiver of Unknown Claims. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.
5.ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive further expressly acknowledges and agrees that:
(a)    In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before executing this Agreement;
(b)    He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c)    He was given a copy of this Agreement on July 9, 2026, and informed that he had twenty-one (21) days within which to consider this Agreement and that if he wished to execute this Agreement prior to the expiration of such twenty-one (21)-day period he will have done so voluntarily and with full knowledge that he is waiving his right to have twenty-one (21) days to consider this Agreement; and that such twenty-one (21) day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Agreement in such twenty-one (21) day period after he received it;
(d)    He was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises this revocation right, neither the Company nor Executive will have any obligation under this Agreement. Any notice of revocation should be sent by Executive in writing to the Company (attention Chief Legal Officer), 1290 Avenue of the Americas, New York, NY, 10104 (with a copy, which shall not constitute notice, to Jeffrey W. Walbridge of O’Melveny & Myers LLP, 610 Newport Center Drive, Newport Beach, California 92660), so that it is received by the Company within the seven-day period following execution of this Agreement by Executive.
(e)    Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.
6.No Transferred Claims. Executive warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.
7.Continuing Obligations. Executive shall, and Executive hereby acknowledges that he will, comply with all of his continuing obligations to the Company and its Affiliates under each of the Employment Agreement (including, without limitation, Section 5 of the Employment Agreement), the Confidentiality Agreement, and the Retention Agreement, in each case to the extent that such obligations survive the termination of Executive’s employment with the Company.
8.Arbitration. Any non-time barred, legally actionable controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other non-time barred, legally actionable controversy or claim arising out of or relating to Executive’s employment or association with the Company or termination of the same, including, without limiting the generality of the foregoing, any alleged violation of state or federal statute, common law or constitution, shall be submitted to individual, final and binding arbitration as provided in Section 8(j) of the Employment Agreement.
9.Miscellaneous.
(a)Governing Law; Venue. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of New York without reference to the principles of conflicts of law of the State of New York or any other jurisdiction that would result in the application of the laws of a jurisdiction other than the State of New York, and where applicable, the laws of the United States. Any claims or legal actions by one Party against the other arising out of the relationship between the Parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in New York, New York, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.
(b)Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email, telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the last residential address listed on the Company’s personnel records and to the Company at its principal place of business to the attention of the Chief Legal Officer, or such other address as either party may specify in writing.
(d)Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.
(e)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures made or delivered by electronic signature technology, facsimile or PDF shall be deemed effective for all purposes.
(f)Entire Agreement. The terms of this Agreement, the Confidentiality Agreement, the Retention Agreement, and the Indemnification Agreement (as well as, as to the Outstanding Equity-Based Awards, the Award Agreements applicable to the Outstanding Equity-Based Awards) are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, with respect thereto. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.
(g)Amendments; Waivers. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of the Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder will preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.
(h)Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.
(i)Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
(j)Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on the advice of counsel if any questions as to the amount or requirement of withholding shall arise.
(k)Section 409A. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
(l)Controlling Document. If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and Executive conflicts with any provision of this Agreement, the Confidentiality Agreement, the Retention Agreement, and the Indemnification Agreement (as well as, as to the Outstanding Equity-Based Awards, the Award Agreements applicable to the Outstanding Equity-Based Awards), the provision of this Agreement, the Confidentiality Agreement, the Retention Agreement, and the Indemnification Agreement (as well as, as to the Outstanding Equity-Based Awards, the Award Agreements applicable to the Outstanding Equity-Based Awards), as applicable, shall control and prevail unless the terms of such other agreement, plan, program, policy arrangement or document explicitly provides that its provisions are intended to supersede the terms of this Agreement and Executive consents in writing to such other agreement, plan, program, policy arrangement or document.
(m)No Wrongdoing. This Agreement constitutes a compromise and settlement of any and all potential disputed claims. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.
(n)Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that (a) they have read this Agreement; (b) they have had the opportunity to seek legal counsel of their own choice; (c) they understand the terms and consequences of this Agreement and of the releases it contains; and (d) they are fully aware of the legal and binding effect of this Agreement.
(o)Supplementary Documents. The Parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.
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I have read the foregoing Release Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.
EXECUTED this 9th day of July 2026.
“Executive”

/s/ David Gandler

David Gandler

EXECUTED this 9th day of July 2026.
“Company”
FUBOTV INC.

/s/ Gina DiGioia
By:    Gina DiGioia
Its:    Chief Legal Officer